EXHIBIT 23





                         Consent of Independent Auditors

The Board of Directors
Willamette Industries, Inc.:

  We consent to incorporation by reference in the Registration Statements No. 33-5847, No. 33-40504, No. 33-59515 and No. 33-59517 on Form S-8 and No.
333-32647 on Form S-3 of Willamette Industries, Inc. of our report dated February 10, 2000, relating to the consolidated balance sheets of Willamette Industries, Inc. and subsidiaries as of December 31, 1999, and 1998, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Willamette Industries, Inc.

                                    KPMG LLP

Portland, Oregon
March 17, 2000